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                                                                    EXHIBIT 5.1

                                 HALE AND DORR
                               Counsellors at Law

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                       617-526-6000 -- FAX 617-526-5000



                                                June 24, 1996


Diacrin, Inc.
Building 96, 13th Street
Charlestown Navy Yard
Charlestown, MA 02129

Gentlemen and Ladies:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 465,853 shares (the "Warrant Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of Diacrin, Inc., a Delaware corporation (the "Company"), issuable upon exercise of the Warrants (the "Warrants") issued by the Company pursuant to a Warrant Agreement dated November 14, 1991 by and between the Company and American Stock Transfer & Trust Company, as agent thereunder (the "Warrant Agreement"). The Warrants were issued and sold and the Warrant Shares are to be issued and sold, pursuant to the Warrant Agreement.

     We have acted as counsel for the Company in connection with the issue and sale by the Company of the Warrant Shares. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon a copy of the Warrant Agreement, the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, a copy of the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that the Warrant Shares have been duly authorized and, when issued and delivered and paid for in accordance


WASHINGTON, DC                      BOSTON, MA                   MANCHESTER, NH
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      HALE AND DORR IS A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

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Diacrin, Inc.
June 24, 1996
Page 2


with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Warrant Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."

                                                Very truly yours,

                                                /s/ Hale and Dorr
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                                                HALE AND DORR